                                EDO CORPORATION

                                PROXY STATEMENT

Your proxy in the form enclosed is solicited by the Board of Directors of EDO Corporation (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the 1998 Annual Meeting of Shareholders to be held on April 28, 1998, or any adjournment thereof, in accordance with specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the votes cast is generally required for approval of each other matter to be submitted to a vote of the shareholders. Shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or "broker non-votes" will be counted only as shares that are present and entitled to vote on the matter for the purposes of determining the presence of a quorum. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on a particular matter. Neither proxies that withhold authority (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Annual Meeting. Therefore, such proxies will not have any effect on the outcome of voting on any of the matters to be considered at the meeting. Under the rules of the New York Stock Exchange, brokers may vote on each of the two proposals on the agenda for this year's Annual Meeting since such proposals are considered discretionary items under such rules.

March 10, 1998 is the record date for the determination of shareholders entitled to vote at the Annual Meeting. On the record date, there were outstanding 6,468,178 Common Shares and 64,843 ESOP Convertible Preferred Shares Series A (the "ESOP Preferred Shares"), constituting all of the outstanding voting securities of the Company. Each Common Share is entitled to one vote, and each ESOP Preferred Share is entitled to 12.3 votes, voting together as one class.

The mailing address of the principal executive offices of the Company is 60 East 42nd Street, Suite 5010, New York, NY 10165. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and form of proxy are being mailed on or about March 20, 1998 to shareholders of record on the record date.

Proposal 1:  ELECTION OF DIRECTORS

Three directors whose regular terms of office expire at the 1998 Annual Meeting have been nominated for reelection to the Company's Board of Directors (the "Board") to hold office until 2001. The names of the three nominees, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company (where applicable) and other directorships held by them in public companies are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided in the form of proxy enclosed. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the individual, if any, as shall be designated by the Board to replace such nominee.

               Nominees for Election as Directors to Hold Office
                       Until the 2001(1) Annual Meeting
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                                   Principal Occupation and Experience
                  Director            for the Past Five Years, and
Name         Age   Since               Certain Other Directorships
-------------------------------------------------------------------------------
Mellon C.    67    1995     Mr. Baird is Chairman, President and CEO of Delfin
Baird                       Systems (an information systems, products and
                            services company). He is a director of Software
                            Spectrum, Inc.

George M.    63    1995     Mr. Ball is Chairman of Philpott, Ball & Company
Ball                        (an investment banking firm). He is a director of
                            Juno Lighting Inc. and BB Walker Company.

Joseph F.    72    1992     Mr. Engelberger is Chairman of Helpmate Robotics
Engelberger                 Inc. (a robotics manufacturing company).
(1)
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(1) Mr. Engelberger will be submitting his resignation prior to the 1999 Annual Meeting of Shareholders pursuant to the applicable provisions of the Company's By-Laws.
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The names of the remaining six directors of the Company, whose terms of office will continue after the 1998 Annual Meeting, and certain information about them are set forth below.

    Directors Whose Terms of Office Will Expire at the 2000 Annual Meeting
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                  Director         Principal Occupation and Certain
Name         Age   Since                 Other Directorships
-------------------------------------------------------------------------------
Robert E.    53    1995     Mr. Allen is Managing Director of Redding
Allen                       Consultants (a management consulting firm).

Robert       59    1995     Mr. Alvine is Chairman, President and CEO of I-Ten
Alvine                      Management Corp.  (an investment, mergers and
                            acquisitions, and management company) and was, prior to 1995, also a principal of Charterhouse
                            Group International, Inc. (an investment and management holding company), Chairman and CEO of Charter Power Systems Inc. (a worldwide power systems company), and Vice Chairman and CEO of A.P. Parts Manufacturing Co. (manufacturer of auto and truck exhaust systems). He is a director of Jackson Laboratories and the Wildlife
                            Conservation Society.

Michael J.   58    1982     Mr. Hegarty is a director and the Executive Vice
Hegarty                     President and Chief Operating Officer of Flushing
                            Financial Corporation (a federal chartered savings
                            bank). Until 1995, he was Vice President-Finance,
                            Treasurer and Secretary of the Company.
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    Directors Whose Terms of Office Will Expire at the 1999 Annual Meeting
-------------------------------------------------------------------------------
                  Director         Principal Occupation and Certain
Name         Age   Since                 Other Directorships
-------------------------------------------------------------------------------
Frank A.      63    1982    Mr. Fariello is Chairman of the Board (since 1997),
Fariello                    President (since 1993) and Chief Executive Officer
                            (since 1994) of the Company. Until 1993, he was
                            Executive Vice President of the Company.

Robert M.    59     1992    Mr. Hanisee is Managing Director of Trust Company
Hanisee                     of the West (an investment management company).
                            He is a director of Delfin Systems and Illgen
                            Simulation Technology Inc.

George A.    65     1995    Mr. Strutz is President and CEO of Strutz and
Strutz, Jr.                 Company, Inc., a consulting and management
                            advisory company.  Until 1997, he was President
                            of Clopay Corporation (a manufacturer and
                            marketer of specialty plastic films and building
                            products).
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                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 1997: the Board met seven times; the Board's Audit Committee, consisting of Messrs. Allen, Engelberger and Hanisee, met twice; and the Board's Compensation Committee, consisting of Messrs. Alvine, Baird and Strutz met eight times.

The Audit Committee reviews and approves audit plans of independent auditors. In reviewing the results of the auditors' activities, the Audit Committee also meets privately with the auditors. It reviews the annual consolidated financial statements of the Company, considers other matters in relation to the internal and external auditing of the Company's accounts, reviews services other than audit services performed by outside auditors, and recommends to the Board the selection of outside auditors.

The Compensation Committee reviews and approves compensation of the Company's corporate officers, administers the Company's stock option and long-term incentive plans, and recommends to the Board compensation of directors.

A Nominating Committee, consisting of Messrs. Fariello, Ball and Hanisee, is responsible for selecting candidates for vacant director positions. It did not meet in 1997. The Nominating Committee will consider nominees recommended by shareholders. Recommendations should be submitted to the Secretary of the Company.

Directors who are employees of the Company receive no additional compensation for their services as directors or chairs. The compensation paid non-employee directors or chairs is as follows: to each director, $18,000 annually and $900 for each meeting of the Board or its committees attended; and to a director serving as chair of a committee, $1,500 for each meeting of the committee attended.

A minimum of one-half of a director's retainer is paid in Common Shares valued at the end of each quarter. Directors may also defer all of their remaining cash compensation in the form of interest-bearing cash, or stock units which are valued at the close of the quarter, credited with dividends declared during the deferral period and paid out in Common Shares or cash at the end of the deferral period at the then fair market value of Common Shares. In addition, non-employee directors receive an annual grant of 2,000 options for Common Shares which vest upon receipt. Non-employee directors receive a one-time grant of 5,000 immediately exercisable options for Common Shares upon initial election as a director. Newly elected directors are required to own, or acquire within one month of election, at least 1,000 Common Shares.

Directors who are not employees of the Company may receive additional compensation for undertaking special assignments outside the normal scope of their duties as directors. Philpott, Ball & Company, of which Mr. Ball is Chairman, performed investment banking services for the Company during 1997 and received $146,000 in compensation for such services.

           SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of Common Shares beneficially owned, as of March 10, 1998, by the Company's directors, by the Company's executive officers named in the Summary Compensation Table and by the Company's directors and executive officers as a group. No director or executive officer of the Company owns any of the Company's 7% Convertible Subordinated Debentures Due 2011.

                               EDO Common Shares
-------------------------------------------------------------------------------
                                                 Number of Shares      Percent
Name                                             (See Notes 1-4)       of Class
-------------------------------------------------------------------------------
Robert E. Allen ....................................  22,458 ...........   *
Robert Alvine ......................................  27,028 ...........   *
Mellon C. Baird ....................................   8,728 ...........   *
George M. Ball .....................................  19,728 ...........   *
Joseph F. Engelberger ..............................   9,728 ...........   *
Frank A. Fariello .................................. 286,440 ...........  4.2%
William J. Frost ...................................  45,046 ...........   *
Marvin D. Genzer ...................................  53,824 ...........   *
Robert M. Hanisee ..................................  40,368 ...........   *
Michael J. Hegarty .................................  95,042 ...........  1.4%
Ira Kaplan ......................................... 135,090 ...........  2.0%
Kenneth A. Paladino ................................  50,958 ...........   *
George A. Strutz, Jr. ..............................  14,123 ...........   *
All Directors and Executive Officers as a Group .... 849,561 ..........  11.9%
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* Less than 1%

Notes:

1. Certain family members of Messrs. Fariello and Genzer and of persons included in the category "all directors and executive officers as a group" also own and vote 1,175,640 and 1,815 Common Shares, respectively. Each of the above individuals disclaims beneficial ownership of these Common Shares.

2. The amounts indicated include the following numbers of restricted Common Shares under the Company's 1996 Long-Term Incentive Plan, and, as of December 31, 1997, Common Shares, and Common Shares into which ESOP Preferred Shares are convertible, actually owned or allocated to certain individuals and the group under the Company's Employee Stock Ownership Plan: Mr. Fariello, 155,593 shares; Mr. Frost, 25,246 shares; Mr. Genzer, 29,554 shares; Mr. Kaplan, 68,632 shares; Mr. Paladino, 37,258 shares; and all directors and executive officers as a group, 316,283 shares.

3. The amounts indicated include the following numbers of Common Shares as to which certain individuals and all directors and executive officers as a group share voting and investment power: Mr. Fariello, 7,885 shares; Mr. Genzer, 1,110 shares; Mr. Strutz, 7,123 shares; and all directors and executive officers as a group, 16,118 shares. Except as described in Note 1 above, each of these individuals has sole voting and investment power with respect to all other Common Shares beneficially owned.

4. The amounts indicated include the following numbers of Common Shares which each individual and all directors and executive officers as a group have the right to acquire within 60 days upon exercise of options granted pursuant to the Company's 1996 Long-Term Incentive Plan and 1997 NEDSOP: Messrs. Allen, Alvine and Ball, 17,000 shares each; Messrs. Baird, Engelberger and Strutz, 7,000 shares each; Mr. Fariello, 95,500 shares; Mr. Frost, 19,800 shares; Mr. Genzer, 23,000 shares; Mr. Hanisee, 23,000 shares; Mr. Hegarty, 46,000 shares; Mr. Kaplan, 45,250 shares; Mr. Paladino, 10,700 shares; and all directors and executive officers as a group, 335,250 shares.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table summarizes the total compensation of the Chief Executive Officer and each of the four most highly compensated executive officers whose total compensation exceeds $100,000 (the "named Executive Officers") for the fiscal years ending December 31, 1997, 1996 and 1995.

                          Summary Compensation Table

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                                  Annual             Long-Term
                               Compensation         Compensation
                             ----------------  ----------------------
                                                           Securities    All
Name                                           Restricted  Underlying   Other
and                                              Stock      Options/   Compen-
Principal                    Salary    Bonus    Awards1       SARs     sation2
Position             Year     ($)       ($)       ($)         (#)        ($)
-------------------  ----  ------------------  ----------------------  -------

Frank A. Fariello    1997   315,277   162,000    266,000     19,000      4,605
Chairman of the      1996   286,700   147,500    222,400          0     11,694
Board, President     1995   253,274   127,000          0          0      3,250
and Chief Execu-
tive Officer

William J. Frost     1997   118,952    31,000     21,000      1,500      4,480
Vice President-      1996   114,389    35,000     55,600          0      8,372
Administration       1995   105,704    33,000          0          0      2,310

Marvin D. Genzer     1997   127,294    32,000     21,000      1,500      4,540
Vice President,      1996   121,391    28,600     55,600          0      4,472
General Counsel      1995   116,385    33,000          0          0      2,559
and Secretary

Ira Kaplan           1997   195,741    79,000    157,500     11,250      4,605
Executive Vice       1996   168,265    72,500    125,100          0     10,572
President and        1995   147,773    67,000          0          0      3,250
Chief Operating
Officer

Kenneth A.           1997   128,656    37,000    105,000      7,500      9,335
Paladino             1996   122,315    40,700     83,400          0      4,472
Vice President-      1995    93,446    34,500          0     10,000      2,157
Finance and
Treasurer
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1. The number and value of the aggregate restricted stock holdings at the end of 1997 for Messrs. Fariello, Frost, Genzer, Kaplan and Paladino were respectively: 112,250 shares, $982,188; 17,000 shares, $148,750; 21,000 shares, $183,750; 52,000 shares, $455,000; and 30,000 shares, $262,500.
Dividends are paid on restricted stock.

2. Amounts reflect the value of the Company's contributions to the named Executive Officers' Employee Stock Ownership Plan accounts. In addition, the amounts for Messrs. Fariello, Frost and Kaplan for 1996 include $7,222, $3,900, and $6,200, respectively, and the amount for Mr. Paladino for 1997 includes $4,730, representing one-time gains for the purchases of their Company cars at book value, which was less than fair market value.

The following table provides the aggregate number and total value of exercised and unexercised options of the named Executive Officers for fiscal year 1997 under the Company's 1996 Long-Term Incentive Plan.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values
-------------------------------------------------------------------------------
                                  Number of Securities     Value of
                                       Underlying         Unexercised
                                       Unexercised       In-the-Money
                                     Options/SARs at    Options/SARs at
                                         FY-End             FY-End
                                           (#)                ($)
                                      Exercisable/        Exercisable/
Name                                  Unexercisable      Unexercisable
-------------------------------------------------------------------------------
Frank A. Fariello                     95,500/31,500     206,525/99,625
William J. Frost                      19,800/3,500       45,110/13,245
Marvin D. Genzer                      21,000/5,500       37,330/24,105
Ira Kaplan                            45,250/15,000      93,438/39,600
Kenneth A. Paladino                   10,200/12,500      23,010/32,285
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                     Option/SAR Grants in Last Fiscal Year
-------------------------------------------------------------------------------
                                                           Potential Realizable
                                                             Value at Assumed
                                                              Annual Rates of
                                                                Stock Price
                                                               Appreciation
                       Individual Grants                      for Option Term
-------------------------------------------------------------------------------
               Number of   % of Total
              Securities  Options/SARs
              Underlying   Granted to  Exercise
               Options/     Employees  or Base
             SARs Granted   in Fiscal  Price    Expiration     5%        10%
Name              (#)         Year     ($/Sh)      Date        ($)       ($)
-------------------------------------------------------------------------------
Frank A.
Fariello        19,000        21.7%     7.00     1/14/07      83,600   212,040

William J.
Frost            1,500         1.7%     7.00     1/14/07       6,600    16,740

Marvin D.
Genzer           1,500         1.7%     7.00     1/14/07       6,600    16,740

Ira
Kaplan          11,250        12.8%     7.00     1/14/07      49,500   125,550

Kenneth A.
Paladino         7,500         8.5%     7.00     1/14/07      33,000    83,700
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Pension and Retirement Plans
                              Pension Plan Table
-------------------------------------------------------------------------------
Final
Average
Base
Annual
Compensation             Years of Credited Service at Retirement
            -------------------------------------------------------------------
               5      10      15       20       25       30       35       40
-------------------------------------------------------------------------------
$100,000   $ 8,500 $17,000 $25,500 $ 34,000 $ 42,500 $ 51,000 $ 59,500 $ 67,000
 150,000    12,750  25,500  38,250   51,000   63,750   76,500   89,250  100,500
 200,000    17,000  34,000  51,000   68,000   85,000  102,000  119,000  134,000
 250,000    21,250  42,500  63,750   85,000  106,250  127,500  148,750  167,500
 300,000    25,500  51,000  76,500  102,000  127,500  153,000  178,500  201,000
 350,000    29,750  59,500  89,250  119,000  148,750  178,500  208,250  234,500
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The Pension Plan table above shows the estimated annual benefits, based on straight life annuity, payable upon retirement under the Company's non-contributory Employees Pension Plan (the "Pension Plan") and the Company's non-qualified Supplemental Retirement Benefit Plan (the "SRBP") to individuals in specified compensation and years of service classifications. The figures set forth above are before deduction of Social Security benefits.

Benefits payable under the Pension Plan are based on (i) the average of an employee's five highest consecutive years' compensation (annual salary as of January 1 of each year, not the total annual salary shown in the Summary Compensation Table, excluding bonus) out of the employee's final ten years of employment with the Company prior to retirement, and (ii) the number of years of credited service. As of January 1, 1998, Messrs. Fariello, Frost, Genzer, Kaplan and Paladino had completed, respectively, 33, 28, 29, 36 and 7 years of credited service under the Pension Plan.

Under the Company's SRBP, employees will receive from the Company any amount by which their benefits earned under the Pension Plan exceed the limitations imposed by the Internal Revenue Code. For any participant whose employment actually or constructively terminates within three years following a Change of Control (as defined in the SRBP), vesting would accelerate; and all accrued benefits either would become automatically payable in a lump sum based on present value or, at the discretion of the Compensation Committee, would be funded under a third party arrangement intended to insure payment of such benefits in the future.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. One of the Committee's functions is to determine the compensation of the Company's executive officers.

The Committee's overall objectives in establishing the compensation of the Company's executive officers are to: enhance shareholder value; attract and retain talented, experienced, qualified individuals, critical to the long-term success of the Company, by providing compensation competitive to that offered by comparable competitors; align the interests of executive officers with the long-term interests of shareholders by providing award opportunities that can result in ownership of the Company's Common Shares; and increase the portion of executive compensation based on the Company's performance.

The Committee achieves these objectives by providing executive officers with total compensation packages comprised of three elements: short-term compensation, intermediate-term compensation, and long-term stock option compensation.

Short-Term Compensation

Base salary is primarily set in accordance with competitive comparable base salaries paid by a set of peer group companies as verified by an outside agency. Decisions on base salary are also subjectively based on the Company's performance when compared to others in the industry, the Company's pursuit of new product initiatives, and recognition of the Company's performance in industry reports.

Annual Incentive Compensation Awards ("AICAs") for executive officers are primarily a function of the Company's operational results for the year in accordance with an established plan. The plan provides for the establishment, by the Committee, of specific target performance criteria. These performance criteria are set in accordance with the strategic objectives of the Company and individual business units at the beginning of each year and include, but are not limited to financial criteria, such as corporate and business unit earnings, return on capital employed, cash flow, revenue growth and subjectively-based individual qualitative goals. The Committee also reserves the right to exercise its subjective discretion in amending any AICA based on overall corporate considerations at the time of the award.

AICAs were paid to executive officers based on the achievement of performance goals established for 1997. Mr. Fariello's combined salary and bonus for 1997 was $43,077 more than for 1996, reflecting the improvement in the Company's performance.

Executive officers' compensation also includes, in addition to participation in Company-wide plans generally available to all employees, certain benefits comparable to those of other businesses in the Company's industry, such as a supplemental pension and other items as reported collectively in the Summary Compensation Table.

Intermediate-Term Compensation

In 1996, the shareholders approved the adoption of the 1996 Long-Term Incentive Plan. Under this and prior similar shareholder approved plans, subjective awards of performance units and stock can be made, including contingent awards of Performance Shares and restricted Common Shares. Restricted Common Shares have been generally awarded at the beginning of a performance period and convey to the executive officer receiving the award all the rights of share ownership, including voting rights and dividends as may be paid to common shareholders.

In 1997, the Committee granted restricted Common Shares to executive officers, which shares vest only if the executive officer remains with the Company for the duration of the performance period. They may vest sooner if certain consolidated earnings criteria are met.

Long-Term Stock Option Compensation

In accordance with the 1996 Long-Term Incentive Plan, Common Share options are ordinarily awarded to executive officers at market price and become exercisable after three years and remain exercisable for additional years thereafter. The Company awarded stock options to executive officers under the Company's 1996 Long-Term Incentive Plan in 1997.

With respect to the one million dollar cap on deductibility under Section 162 of the Internal Revenue Code, the Company does not presently believe that the compensation of its executive officers will approach such level. As a result, the Company has not established a policy with respect to Section 162. In addition, the Committee is planning to increase the portion of executive compensation based on performance, which will further serve to reduce the likelihood of reaching the Section 162 cap.

                                                  Members of the Committee:
                                                  Robert Alvine (Chairman)
                                                  Mellon C. Baird
                                                  George A. Strutz, Jr.

Comparison of Five-Year Cumulative Return

The following graph shows a five-year comparison of cumulative total returns on the Company's Common Shares, based on the market price of the Common Shares, with the cumulative total return of companies in the Standard & Poors 500 Index and the Value Line Aerospace/Defense Group.

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Note

The printed copy of the Proxy Statement contains a Performance Graph comparing EDO Corporation, S&P 500 Index and Value Line Aerospace/Defense Group. The Performance Graph shows the Cumulative Return in dollars (vertical axis) for a period of five years (horizontal axis) based on an initial investment of $100.00 on December 31, 1992. The table below contains the data used to plot the Performance Graph. The title and footnotes are identical to those contained in the printed Proxy Statement.

               Comparison of Five-Year Cumulative Total Return*
                  EDO Corporation, Standard & Poors 500 Index
                    and Value Line Aerospace/Defense Group
                    (Performance Results through 12/31/97)
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                                                   Dollars
                               ----------------------------------------------
                                1992    1993    1994    1995    1996    1997
                               ------  ------  ------  ------  ------  ------
EDO CORPORATION                100.00  111.10   58.16   86.17  122.79  159.69
STANDARD AND POORS 500         100.00  110.09  111.65  153.80  169.58  252.82
AEROSPACE/DEFENSE GROUP        100.00  126.11  137.28  211.88  259.53  350.21

Assumes $100 invested on December 31, 1992 in EDO Corporation Common Shares, Standard & Poors 500 Index and Aerospace/Defense Group.

* Cumulative total return assumes reinvestment of dividends.
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Executive Life Insurance Plan

The Company maintains an Executive Life Insurance Plan (the "ELIP") for key employees, including the named Executive Officers, funded by Company-owned life insurance policies on the participants. Preretirement death, disability and retirement benefits are available, for at least 15 years, as an annuity option equivalent in value to a percentage no greater than 40% of the participant's base annual salary (as base annual salary is defined in the ELIP). Generally, the ELIP may be terminated at any time unilaterally by the Company. Special provisions, however, would apply following a Change of Control (as defined in the ELIP): vesting would accelerate, and payments would be automatically payable or would be funded under a third party arrangement intended to insure payment.

Executive Termination Agreements

The Company is a party to Executive Termination Agreements with Messrs. Fariello and Genzer which provide for severance benefits in the event employment terminates within three years following a Change in Control (as defined in the Agreements) unless termination is on account of death, normal retirement or termination for cause. These Agreements provide basic severance benefits which include an amount equal to three times the sum of: (i) the executive officer's annual base salary; plus (ii) either (a) 20% of the executive officer's base salary, or (b) the highest percentage of base salary paid as a bonus to the executive officer over the prior three years, whichever is greater. The Agreements also provide for the payment of legal fees incurred by the executive officers to enforce their rights under the Agreements and for additional compensation to take into account the effect of any excise tax on executive officers' net benefits under the Agreements and the Company's other benefit plans.

1996 Long-Term Incentive Plan

The Company maintains the 1996 Long-Term Incentive Plan (the "LTIP") for executive officers and other key employees of the Company and its subsidiaries. Pursuant to the LTIP, the Company can grant the following types of awards: (1) Nonstatutory and Incentive Stock Options; (2) Stock Appreciation Rights; (3) Restricted Shares; (4) Performance Shares and Performance Units; and/or (5) stock in lieu of other cash compensation. Each of these awards may be granted alone, in conjunction with or in tandem with other awards under the LTIP and/or cash awards outside the LTIP.

The LTIP provides that, except as provided below, in the event of a Change in
Control: (i) all SARs will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding Performance Share, Restricted Share, and Performance Unit Awards will lapse and the shares in question will fully vest; and (iii) each Option shall be canceled in exchange for cash in an amount equal to the excess of the highest price paid (or offered) for Common Shares during the preceding 60 day period over the exercise price for such Option. Notwithstanding the foregoing, if the Committee determines that the grantee of such award will receive a new award (or have his prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no acceleration of exercisability or vesting, lapse of restriction or deferral limitations, or cash settlement will occur as a result of a Change in Control.

INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company renewed its directors' and officers' liability insurance policy effective December 31, 1997 for a term ending on December 31, 1998. This policy insures the directors and corporate and business unit officers of the Company and its subsidiaries against certain liabilities they may incur in the performance of their duties, and the Company against any obligation to indemnify such individuals against such liabilities. The policy was issued by Great American Insurance Company for a premium for the above term of $88,000.

Proposal 2:   SELECTION OF AUDITORS

KPMG Peat Marwick LLP are currently the certified public accountants serving as the Company's independent auditors. During 1997, KPMG Peat Marwick LLP audited the accounts of the Company and its subsidiaries and also provided other professional services to the Company in connection with Securities and Exchange Commission filings.

Upon recommendation of the Audit Committee, the Board has appointed KPMG Peat Marwick LLP as the independent auditors for 1998. The shareholders will be asked to ratify this action by the Board.

It is anticipated that one or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to answer shareholder questions and to make a statement, if they desire to do so.

                            PRINCIPAL SHAREHOLDERS

The table below contains certain information with respect to the only beneficial owners known to the Company, based upon publicly available documents, as of March 10, 1998, of more than 5% of the Common Shares.

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   Name and Address                         Amount of EDO           Percent of
  of Beneficial Owner                       Common Shares              Class
-------------------------------------------------------------------------------
EDO Corporation                       273,784 and 64,843               13.0%
Employee Stock Ownership Plan         ESOP Preferred
14-04 111th Street,                   Shares convertible
College Point, NY 11356               into 648,430 (1)

Loomis, Sayles & Company, L.P.        7% Convertible Subordinated      14.0%
One Financial Center,                 Debentures due 2011
Boston, MA 02111                      convertible into 1,056,910

Tontine Partners, L.P., et. al.(2)    407,300                           6.3%
200 Park Avenue, Suite 3900,
New York, NY 10166
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1. Represents Common Shares and ESOP Preferred Shares held by the trust established to fund the EDO Corporation Employee Stock Ownership Plan (the "ESOP trust"), all of which Common Shares and ESOP Preferred Shares are held for the benefit of the participants under such Plan. Under the terms of the Plan, Common Shares and ESOP Preferred Shares which have been allocated to the account of a participant are required to be voted in accordance with the direction of such participant. Common Shares and ESOP Preferred Shares which are not so allocated are deemed to be allocated solely for the purpose of determining how such Common Shares and ESOP Preferred Shares are to be voted. In addition, Common Shares and ESOP Preferred Shares so allocated or deemed to be allocated, as to which no directions are given, are voted in the same proportion as those Common Shares and ESOP Preferred Shares as to which voting instructions have been received. Each ESOP Preferred Share is entitled to 12.3 votes on all matters presented to holders of Common Shares, voting together as one class. The Company believes that the Plan is not the beneficial owner of such Common Shares and ESOP Preferred Shares, as the trustee under the ESOP trust has no voting or investment power with respect to such Common Shares and ESOP Preferred Shares.

2. The Reporting Persons for this holding are: Tontine Partners, L.P.; Tontine Management, L.L.C.; Tontine Overseas Associates, Ltd.; and Jeffry L. Gendell.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended (the "Act"), during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and certain written representations provided to the Company, there was no person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of any class of equity securities of the Company or any other person subject to Section 16 of the Act with respect to the Company because of the requirements of Section 30 of the Investment Company Act or Section 17 of the Public Utility Holding Company Act that failed to file on a timely basis, as disclosed in the above forms, reports required by
Section 16(a) of the Act during the most recent fiscal year or prior fiscal years.

                                 OTHER MATTERS

The Board knows of no other business to be brought before the Annual Meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

Shareholder proposals for the 1999 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, addressed to Marvin
D. Genzer, Secretary, EDO Corporation, 60 East 42nd Street, Suite 5010, New York, NY 10165, no later than November 20, 1998, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

The cost of preparing and mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph, e-mail or facsimile by directors, officers and employees of the Company, without extra compensation and at the Company's expense. The Company has also retained D. F. King & Co., Inc. to assist in such solicitations, at an estimated cost of $6,500 plus out-of-pocket expenses. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, HAS BEEN PROVIDED TO ALL RECORD OR BENEFICIAL HOLDERS OF COMMON SHARES OR ESOP PREFERRED SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING. ADDITIONAL COPIES WILL BE FURNISHED ON WRITTEN REQUEST, WITHOUT CHARGE, TO ANY RECORD OR BENEFICIAL HOLDER OF COMMON SHARES OR ESOP PREFERRED SHARES. SUCH REQUESTS SHOULD BE ADDRESSED TO EDO CORPORATION, 60 EAST 42ND STREET, SUITE 5010, NEW YORK, NY 10165, ATTENTION: MARVIN D. GENZER, SECRETARY.

                                        By order of the Board of Directors,
                                        Marvin D. Genzer
                                        Secretary

                                   Appendix

The printed copy of the Proxy Statement contains a Performance Graph comparing EDO Corporation, Standard and Poors 500 and Value Line Aerospace/Defense Group. This Performance Graph is described and interpreted in tabular form in this electronic filing.